Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3/A, Registration No. 333-184505) of WisdomTree Investments, Inc. for the registration of 29,868,185 shares of its common stock offered by selling stockholders and to the incorporation by reference therein of our report dated March 29, 2012, with respect to the consolidated financial statements of WisdomTree Investments, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
November 8, 2012